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Exhibit (a)(1)(E)

        OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(together with any associated rights)
of
ADVANCED NEUROMODULATION SYSTEMS, INC.
at
$61.25 NET PER SHARE
by
APOLLO MERGER CORP.
a wholly-owned subsidiary of
ST. JUDE MEDICAL, INC.

THE OFFER (AS DEFINED HEREIN) AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, NOVEMBER 15, 2005, UNLESS THE OFFER IS EXTENDED.

October 18, 2005

To Our Clients:

        Enclosed for your consideration is an offer to purchase, dated October 18, 2005 (the "Offer to Purchase"), and the related letter of transmittal (the "Letter of Transmittal," which, together with the Offer to Purchase, as each may be amended or supplemented from time to time, collectively constitute the "Offer") relating to the third party tender offer by Apollo Merger Corp., a Texas corporation ("Purchaser") and a wholly-owned subsidiary of St. Jude Medical, Inc., a Minnesota corporation ("Parent"), to purchase all of the outstanding shares of common stock of Advanced Neuromodulation Systems, Inc. (the "Company"), par value $0.05 per share (together with the associated rights issued pursuant to the Rights Agreement dated August 30, 1996 between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as rights agent, as amended by the Amendment to Rights Agreement dated January 25, 2002 between the Company and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 between the Company and Computershare Investor Services LLC (as so amended, the "Rights Plan")) (the "Shares"), at a price of $61.25 per Share (the "Offer Price"), net to the seller in cash, less any required withholding of taxes and without the payment of any interest, upon the terms and subject to the conditions set forth in the Offer.

        We are the holder of record of Shares held by us for your account. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, in accordance with the terms and subject to the conditions set forth in the Offer.

        Your attention is directed to the following:

        1.     The Offer Price is $61.25 per Share, net to the seller in cash, without interest and less any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer.

        2.     The Offer is being made for all outstanding Shares (other than Shares owned by Parent and restricted Shares that remain subject to repurchase or risk of forfeiture).

        3.     The Offer is being made pursuant to the terms of an Agreement and Plan of Merger, dated as of October 15, 2005, among Parent, the Company and Purchaser (the "Merger Agreement"). The Merger Agreement provides, among other things, for the making of the Offer by Purchaser. The Merger Agreement further provides that Purchaser will be merged with and into the Company (the "Merger") following the completion of the Offer and promptly after satisfaction or waiver of certain conditions. The Company will continue as the surviving corporation after the Merger and will be a wholly-owned subsidiary of Parent.

        4.     The Board of Directors of the Company has unanimously (i) determined that each of the Offer and the Merger is fair to, and in the best interests, of the shareholders of the Company and (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and (iii) resolved to recommend acceptance of the Offer by the shareholders of the Company and approval and adoption by the shareholders of the Company, if necessary, of the Merger Agreement.

        5.     The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Tuesday, November 15, 2005, unless the Offer is extended.

        6.     Tendering shareholders will not be obligated to pay any commissions or fees to any broker, dealer or other person or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the transfer and sale of Shares to Purchaser or to its order pursuant to the Offer.

        7.     The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn a majority of the total outstanding Shares on a "fully-diluted basis" (as defined in the Offer to Purchase) as of the date the Shares are accepted for payment pursuant to the Offer and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and similar statutes or regulations of foreign jurisdictions. The Offer also is subject to certain other terms and conditions.

        If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO
THE OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(together with any associated rights)
of
ADVANCED NEUROMODULATION SYSTEMS, INC.
at $61.25 NET PER SHARE
by
APOLLO MERGER CORP.
a wholly-owned subsidiary of
ST. JUDE MEDICAL, INC.

        The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated October 18, 2005, and the related Letter of Transmittal, in connection with the offer by Apollo Merger Corp., a Texas corporation ("Purchaser") and a wholly-owned subsidiary of St. Jude Medical, Inc., a Minnesota corporation, to purchase all of the outstanding shares of stock of Advanced Neuromodulation Systems, Inc. (the "Company"), par value $0.05 per share (together with the associated rights issued pursuant to the Rights Agreement dated August 30, 1996 between Quest Medical, Inc. and KeyCorp Shareholder Services, Inc., as Rights Agent, as amended by the Amendment to Rights Agreement dated January 25, 2002 between the Company and Computershare Investor Services LLC and the Second Amendment to Rights Agreement dated October 14, 2005 between the Company and Computershare Investor Services LLC (as so amended, the "Rights Plan")) (the "Shares"), at a price of $61.25 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

        This will instruct you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered:	Shares:*

SIGN BELOW
Signature(s)
Please print name(s)
Address
Account Number
Area Code & Telephone Number
Taxpayer Identification Number(s) or Social Security Number(s)
Date: , 2005

*
Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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  Exhibit (a)(1)(E)